Exhibit 23.4

Consent of Independent Auditor

I consent to the reference to my firm under the caption "Experts" and to the use of my report dated February 24, 2006 with respect to the financial statement of Point Center Mortgage Fund I, LLC (the “Fund”) included in the Prospectus of the Fund and filed as a part of Post-Effective Amendment No. 3 to the Registration Statement on Form S-11, Registration No. 333-118871, for the registration of $500,000,000 of units of limited liability company membership interest.

/s/ JAMES J. FUCHS
James J. Fuchs,
Certified Public Accountant
Costa Mesa, California
April 11, 2007